Exhibit 6.34

                        AGREEMENT RE RIGHTS AND INTERESTS

         This Agreement is made this 9th day of December, 1998 by and between H. Dieter Braun and Peter E. Braun, both citizens of Germany and residing at Schrenckweg 1, 85658 Egmating, Germany and Reineke Strasse 56, 81545 Munich, Germany (collectively "Assignors") and iQ Battery Research & Development GmbH, a German corporation having offices at Inselkammerstr. 4, 8008 Unterhaching, Germany ("Assignee").

         WHEREAS, Assignors and Assignee have entered into agreements relating to the assignment of German Patent No. 41 42 628 and other rights and interests (collectively, the "IP Rights") through their Contract Concerning Industrial Property Rights and Know-How dated March 15, 1995 (the "Contract") and through their Patent Assignment and Trademark Assignment dated December 9, 1998;

         WHEREAS, Assignors and Assignee wish to address other interests as between them that are the subject of the Contract and related documents;

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending for the Assignors and the Assignors' successors and assigns, and Assignee and Assignee's successors and assigns to be legally bound hereby, the parties hereby agree as follows:

1. The parties acknowledge that Section 2 of the Contract provides for payment to Assignors of the sum of four hundred thousand German Marks (DM 400,000) plus applicable value added tax thereon (collectively, the "Sum and VAT"), and, in addition, for payment of certain percentages of revenues from license fees and other income of Assignee. Notwithstanding this fact, Assignors and each of them hereby waive any and all rights to compensation based on the transfer of rights in any of the IP Rights to Assignee with the exception of the right to payment of the Sum and the VAT.

2. The parties further agree that the Sum and VAT shall be payable by Assignee to Assignors only out of and only to the extent of the gross profits of the Assignee. Such payment shall become due upon the availability of sufficient gross profits of the Assignee; provided, however, that Assignee may elect to pay the Sum and VAT at any time, in whole or in part.

3. The parties agree that no interest shall be due to Assignors from Assignee on the Sum and VAT irrespective of when the Sum and VAT are paid.

4. No course of dealing between Assignors and Assignee, nor any failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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4.  The  provisions  of this  Agreement  are  severable,  and if any  clause  or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of the Agreement in any jurisdiction.

5. This Agreement constitutes the entire agreement as to the subject matter hereof, and is subject to modification only by a writing signed by the parties.

6. The benefits and burdens of the Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7.       This agreement constitutes

         IN WITNESS WHEREOF, the Assignors and the duly authorized officers of Assignee have executed this Agreement.
                                     ASSIGNOR:




                                     /s/ H. Dieter Braun
                                     -------------------
                                     H. Dieter Braun



                                     ASSIGNOR:




                                     /s/ Peter E. Braun
                                     ------------------
                                     Peter E.  Braun


                                     ASSIGNEE:
                                     iQ Battery Research & Development GmbH



                                     By:    /s/ Peter E. Braun
                                     -------------------------
                                     Name:  Peter E. Braun
                                     Title: President

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